Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Earnings

ELBA, ALABAMA (November 11, 2016)…The National Security Group, Inc. (NASDAQ:NSEC) results for the three months and nine months ended September 30, 2016 and 2015, based on US generally accepted accounting principles, were reported today as follows:

Unaudited Consolidated Financial Summary	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Gross premiums written	$17,166,000	$17,253,000	$52,623,000	$52,037,000
Net premiums written	$15,640,000	$15,489,000	$48,350,000	$47,523,000

Net premiums earned	$15,675,000	$15,104,000	$46,067,000	$44,690,000
Net investment income	1,005,000	737,000	3,025,000	2,552,000
Net realized investment gains	287,000	130,000	536,000	517,000
Other income	152,000	154,000	456,000	468,000
Total Revenues	17,119,000	16,125,000	50,084,000	48,227,000
Policyholder benefits and settlement expenses	10,082,000	8,170,000	27,991,000	25,867,000
Amortization of deferred policy acquisition costs	758,000	905,000	2,451,000	2,722,000
Commissions	2,088,000	2,086,000	6,313,000	6,230,000
General and administrative expenses	2,026,000	1,726,000	6,313,000	5,876,000
Taxes, licenses and fees	529,000	468,000	1,703,000	1,641,000
Interest expense	339,000	350,000	1,017,000	1,018,000
Total Benefits, Losses and Expenses	15,822,000	13,705,000	45,788,000	43,354,000
Income Before Income Taxes	1,297,000	2,420,000	4,296,000	4,873,000
Income tax expense	367,000	804,000	1,129,000	1,326,000
Net Income	$930,000	$1,616,000	$3,167,000	$3,547,000
Income Per Common Share	$0.37	$0.64	$1.26	$1.41
Reconciliation of Net Income to non-GAAP Measurement
Net income	$930,000	$1,616,000	$3,167,000	$3,547,000
Income tax expense	367,000	804,000	1,129,000	1,326,000
Realized investment gains, net	(287,000)	(130,000)	(536,000)	(517,000)
Pretax Income From Operations	$1,010,000	$2,290,000	$3,760,000	$4,356,000

Management Commentary on Results of Operations

Three months ended September 30, 2016 compared to three months ended September 30, 2015:

Premium Revenue:
For the quarter ended September 30, 2016, net premiums earned were up $571,000 at $15,675,000 compared to $15,104,000 in the same period last year; an increase of 3.8%. The primary reasons for the increase were a 14.0% decline in catastrophe reinsurance costs for the quarter coupled with a 2.1% increase in gross earned premium for the quarter. The increase in gross earned premium was primarily related to the P&C segment which had an increase of 2.6% during the third quarter of 2016 compared to the same period in 2015. It should be noted that our premium revenue growth is slowing with written premium for the quarter down marginally compared to the same quarter last year. Our primary focus over the last four years has been rate adequacy, capital growth and improved management of risk concentrations, particularly in our property and casualty segment. While this focus has been successful, these actions have led to rate increases in several states in which we operate and thus has reduced our growth rate. With our improved capital position and downward trend in catastrophe reinsurance cost, we are implementing plans to increase top line growth but implementation of these plans to increase written premium will be deliberate as we do not intend to sacrifice long term underwriting profitability.

Net Income:
For the three months ended September 30, 2016, the Company had net income of $930,000, $0.37 per share, compared to net income of $1,616,000, $0.64 per share, for the same period in 2015, a decrease of $686,000. The primary reason for the decrease in net income was a $1,912,000 increase in policyholder benefits and settlement expenses (claims) in the third quarter of 2016 compared to the same period in 2015. This increase in claims was primarily the result of increased frequency of cat events in the property and casualty segment. For the three months ended September 30, 2016, reported losses from cat events were up $1,240,000 compared to the same period last year. In addition, fire losses were up 31.3% in the third quarter of 2016 compared to the third quarter of 2015. For the three months ended September 30, 2016, reported fire losses were up $1,029,000 compared to the same period last year. The increase in policyholder benefits was partially offset by a $571,000 increase in net premium earned and a $157,000 increase in net realized capital gains.

Pretax income from operations:
A primary non-GAAP financial measure used by management is pretax income from operations. This measure consists of net income before income taxes adjusted for realized investment gains and losses. This measure provides a means of comparing the results of our core operations without the impact of items that are more unpredictable and less consistent from year to year. A reconciliation of pretax income from operations is presented in the table above.

For the three months ended September 30, 2016, pretax income from insurance operations was $1,010,000 compared to pretax income from insurance operations of $2,290,000 for the three months ended September 30, 2015. The primary factor contributing to the decline in pretax income from insurance operations was a $1,912,000 increase in claims; primarily due to an increase in frequency cat events. Partially offsetting this increase in claims was an increase in net premium earned of $571,000.

Nine months ended September 30, 2016 compared to nine months ended September 30, 2015:

Premium Revenue:
For the period ended September 30, 2016, net premiums earned totaled $46,067,000 compared to $44,690,000 for the same period in 2015; an increase of $1,377,000 or 3.1%. The primary reason for the increase was a 5.7% decrease in catastrophe reinsurance ceded premium coupled with a 2.3% increase in gross earned premium. The P&C segment was the primary contributor to the increase in gross earned premium revenue; up 2.7% in 2016 compared to the same period in 2015.

Net Income:
For the period ended September 30, 2016, the Company had net income of $3,167,000, $1.26 per share, compared to net income of $3,547,000, $1.41 per share, for the same period in 2015, a decrease of $380,000. As discussed above, an increase in claims was the primary reason for the decrease in net income in 2016 compared to 2015. Net income for the nine-month periods of 2016 and 2015 were adversely impacted by a widespread and elevated frequency of wind, isolated tornado and hail losses in the property and casualty insurance segment.

Pretax income from operations:
For the period ended September 30, 2016, pretax income from operations was $3,760,000 compared to $4,356,000 for the period ended September 30, 2015, a decrease of $596,000 or 13.7%. Increases in reported claims from cat events coupled with an increase in reported non-cat wind and hail claims in the P&C segment, were the primary reasons for the lower results through September 30, 2016 compared to the same period in 2015.

Management Commentary on Financial Position

Selected Balance Sheet Highlights	September 30, 2016	December 31, 2015
	(UNAUDITED)
Invested Assets	$121,015,000	$112,557,000
Cash	$5,525,000	$6,763,000
Total Assets	$154,165,000	$147,841,000
Policy Liabilities	$78,243,000	$77,043,000
Total Debt	$17,266,000	$17,957,000
Accumulated Other Comprehensive Income	$2,935,000	$525,000
Shareholders' Equity	$50,197,000	$44,883,000
Book Value Per Share	$19.94	$17.87

Invested Assets:
Invested assets as of September 30, 2016 were $121,015,000 up $8,458,000, or 7.5%, compared to December 31, 2015. The increase in invested assets was primarily driven by $4,708,000 in new investments with the remainder of the increase consisting of increases in market value of available-for-sale fixed income investments primarily associated with price recoveries of investments in energy sector fixed income securities.

Cash:
The Company, primarily through its insurance subsidiaries, had $5,525,000 in cash and cash equivalents at September 30, 2016, compared to $6,763,000 at December 31, 2015. The moderate change in cash was primarily due to an increased investment in fixed income securities.

Total Assets:
Total assets as of September 30, 2016 reached an all time record level for the company of $154,165,000 compared to $147,841,000 at December 31, 2015. The increase in total assets was primarily due to positive cash flow from operations which was utilized primarily to increase fixed income investments.

Policy Liabilities:
Policy liabilities were $78,243,000 at September 30, 2016 compared to $77,043,000 at December 31, 2015; an increase of $1,200,000. The increase in policy liabilities was primarily due to an increase in outstanding claims in the life insurance segment.

Debt Outstanding:
Total debt at September 30, 2016 was $17,266,000 compared to $17,957,000 at December 31, 2015. A reduction in long-term debt in our holding company was the primary reason for the decline.

Shareholders' Equity:
Shareholders' equity as of September 30, 2016 reached an all time high for the Company totaling $50,197,000 up $5,314,000 compared to December 31, 2015 Shareholders' equity of $44,883,000. Book value per share was $19.94 at September 30, 2016, compared to $17.87 per share at December 31, 2015, an increase of $2.07. The primary factors contributing to the increase in Shareholders' equity were net income of $3,167,000 coupled with an increase in accumulated other comprehensive income of $2,410,000. The increase in accumulated other comprehensive income was driven by increases in market values of available-for-sale investment securities primarily in our fixed income portfolio. Partially offsetting the increase in Shareholders' equity was shareholder dividends paid of $339,000.

Update on 4th Quarter Event - Hurricane Matthew:

In addition to our third quarter earnings release, we are updating our loss estimates from Hurricane Matthew which will impact our fourth quarter earnings. We emphasize that no provision for losses from Hurricane Matthew has been made in our third quarter results presented above as Matthew occurred early in the fourth quarter.

Net of re-insurance, Hurricane Matthew will reduce our fourth quarter and full year pre-tax income by $4,000,000. Hurricane Matthew will reduce fourth quarter and full year net income by $2,640,000. The impact on net income is at the upper end of our initial range of estimates.

We have revised our estimates of ultimate gross loss (before re-insurance recoveries) to a range of $7,000,000 to $8,000,000. Under our catastrophe reinsurance coverage, we retain 100% of losses up to $4,000,000 from a single event. After exceeding our retention, losses are 100% re-insured up to $72,500,000 under our catastrophe reinsurance program.

Hurricane Matthew has exceeded our expectations in both frequency and severity of loss which has led to the upward revision in our loss estimates. Through November 5th we had 1,735 claims reported from Hurricane Matthew in the states of Georgia and South Carolina. We have closed 632 of these claims with payments on closed claims totaling $2,532,000 for an average of $4,000 per claim. The average severity of closed claims exceeded our initial estimates by approximately 30% which has contributed to our upward revision in gross loss estimates. Our current estimate of incurred losses on our remaining 1,103 reported but open claims is $4,541,000, or an average of $4,100 per claim. In total, our current estimate of incurred losses on reported claims is $7,073,000. This upward revision in our estimate is due to both an increase in both number of claims reported and average loss per claim compared to our initial estimates.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property and casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.